COACHMEN INDUSTRIES, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46514 • 574/266-2500 • Fax 574/266-2559

NEWS RELEASE

For immediate release October 28, 2009

COACHMEN INDUSTRIES, INC. GENERATES POSITIVE OPERATING CASH AND FIRST QUARTERLY PROFIT FROM BUSES DESPITE CONSOLIDATED THIRD QUARTER LOSS

Elkhart, IN - Coachmen Industries, Inc. (OTC:COHM.PK) today announced its financial results for the third quarter ended September 30, 2009.

“Despite many predictions in the popular and trade press that the housing market would turn in the second half of this year, through the third quarter, our Company saw no sales evidence of any rebound in the housing markets; the beginning of the end of the slide, a bottoming, perhaps, but no sign of any increase,” commented Richard M. Lavers, President and Chief Executive Officer. “Year-over-year comparisons were affected by the decrease in sales revenue due to the housing markets, however, I am very pleased that we generated positive cash flow from operations of more than $2 million during the third quarter and that our unrestricted cash balance increased during the quarter by $1.1 million. In these economic conditions, cash conservation is critical. We placed a premium on managing our available resources prudently, and these results attest to those efforts. The announcement we made today of a new $20 million financing arrangement, coupled with the word of more than $16 million in new major housing projects, is also very good news for our Company.”

Net sales from continuing operations for the third quarter were $16.1 million, compared to $31.6 million for the third quarter of 2008. Gross profits for the quarter were a loss of ($944,000), or (5.9)% of revenue, as compared to a gross profit of $4.85 million, or 15.4% of revenue, in the third quarter of 2008. The Company reported a net loss from continuing operations of ($5.19) million, or ($0.32) per share, versus a net loss from continuing operations of ($3.8) million, or ($0.24) per share, in the third quarter of 2008. Net loss, including discontinued operations, was ($3.9) million, or ($0.24) per share in the third quarter of 2009, versus a net loss of ($14.5) million, or ($0.92) per share in the third quarter of 2008. Net book value per share as of September 30, 2009 was $3.40.

Housing Group

Housing Group President Rick Bedell commented: “The loss generated by the Housing Group during the quarter is largely attributable to under-absorption of overhead due to low production levels as a direct result of continuing market conditions.  One of the biggest challenges in the Housing Group's core business of single-family homes has been financing for our customers.  We have a steady stream of people who want to buy our homes, but who are unable to obtain financing because of prevailing credit restrictions.  We also experienced delays in a number of major project contracts during the third quarter.”

Coachmen Industries, Inc. Announces Third Quarter Results

October 28, 2009

Specialty Vehicle Group

Lavers concluded: “Sales of the Spirit of Mobility buses produced for our joint venture ARBOC Mobility continue to increase.  However, the rate of increase was slowed by production issues at General Motors, most notably the plant shutdowns during the summer months, which delayed 2009 chassis shipments to September. Despite these challenges, and although the Specialty Vehicle Group (including the tail of some service parts operations) reported a slight overall loss for the quarter, this is the first full quarter that the bus portion of this segment has reported a profit. We anticipate this upward trend will continue.”

The Company will provide more details in an update to its shareholders to be issued within the next week.

About Coachmen Industries

Coachmen Industries, Inc. is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. Coachmen Industries, Inc. is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major government contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

For financial information:
Colleen A. Zuhl
Chief Financial Officer
574-266-2500

For investor information:
James T. Holden
Corporate Secretary and Assistant General Counsel
574-266-2500

Coachmen Industries, Inc. Announces Third Quarter Results

October 28, 2009

Coachmen Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$16,074	$31,566	$45,088	$100,738

Gross profit - $	(944)	4,852	(2,168)	17,344

Pre-tax income (loss) from continuing operations	(5,159)	(3,796)	(14,166)	401

Net income (loss) from continuing operations	(5,193)	(3,796)	(14,147)	401

Income (loss) from discontinued operations	1,298	(10,667)	15,317	(16,500)

Net income (loss)	(3,895)	(14,463)	1,170	(16,099)

Net income (loss) per share - Basic & Diluted	$(0.24)	$(0.92)	$0.07	$(1.02)

Weighted average shares outstanding - Basic	16,024	15,815	15,946	15,787
Weighted average shares outstanding - Diluted	16,024	15,815	15,965	15,787

Condensed Segment Data – Continuing Operations
(Unaudited)  (in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales
Specialty Vehicles	$3,948	$803	$7,887	$1,209
Housing	12,126	30,763	37,201	99,529
Other	-	-	-	-

Consolidated total	$16,074	$31,566	$45,088	$100,738

Gross profit
Specialty Vehicles	$265	$(79)	$(330)	$(385)
Housing	(1,202)	4,931	(1,814)	17,729
Other	(7)	-	(24)	-

Consolidated total	$(944)	$4,852	$(2,168)	$17,344

Pre-tax income (loss) from continuing operations
Specialty Vehicles	$(22)	$(79)	$(1,190)	$(386)
Housing	(4,650)	572	(11,367)	4,981
Other	(487)	(4,289)	(1,609)	(4,194)

Consolidated total	$(5,159)	$(3,796)	$(14,166)	$401

Coachmen Industries, Inc. Announces Third Quarter Results

October 28, 2009

 Coachmen Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2009	2008
Assets	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$4,829	$15,745
Accounts receivable	3,220	1,837
Inventories	16,744	19,910
Prepaid expenses and other current assets	13,721	15,128
Total current assets	38,514	52,620

Property, plant and equipment, net	29,067	30,922
Other	18,112	23,862
TOTAL ASSETS	$85,693	$107,404

Liabilities and Shareholders' Equity
CURRENT LIABILITIES
Short-term borrowings & current portion of LT debt	$1,064	$819
Accounts payable, trade	5,828	11,414
Accrued expenses and other liabilities	16,651	32,597
Floorplan notes payable	-	3,096
Total current liabilities	23,543	47,926

Long-term debt	3,885	2,190
Other long-term liabilities	4,124	4,599
Total liabilities	31,552	54,715

Total shareholders' equity	54,141	52,689

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$85,693	$107,404

Condensed Consolidated Statements of Cash Flows
(Unaudited)  (in thousands)

	Nine Months Ended
	September 30,
	2009	2008

Net income (loss)	$1,170	$(16,099)
Depreciation	1,910	3,872
Changes in current assets and liabilities	(17,337)	(7,327)
Net cash used in operating activities	(14,257)	(4,900)

Net cash provided by (used in) investing activities	3,073	(1,010)

Net borrowings	296	6,869
Issuance (purchase) of stock	(28)	113
Net cash provided by financing activities	268	6,982

Increase (decrease) in cash and cash equivalents	(10,916)	1,072

Beginning of period cash and cash equivalents	15,745	1,549

End of period cash and cash equivalents	$4,829	$2,621